EXHIBIT 10.1
EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT ("Agreement") is entered into as of June 1,
1997 ("Effective Date"), by and between Primary Care Medical Centers of America, Inc., a Delaware corporation ("Employer"), and Louis C. Morgenier III ("Employee"). Employer and Employee may be referred to herein collectively as the "parties" and individually as a "party."

ARTICLE I

TERM OF EMPLOYMENT; FORMATION OF SUBSIDIARY



Employer hereby employs Employee and Employee hereby accepts employment with Employer for a period (the "Term") beginning as of the Effective Date and ending on the third (3rd) anniversary of the Effective Date (the "Scheduled Termination Date"), subject, however, to earlier termination as hereinafter provided.

ARTICLE II

DUTIES OF EMPLOYEE


2.1 Duties. Employee is engaged to be the President and Chief Operating Officer of Employer. Employee shall be elected to the Board of Directors of Employer and shall be reelected as necessary to permit Employee to serve as a director throughout the Term. In general, Employee shall have such authority, duties and responsibilities with respect to Employer as are consistent with his title. Employee's specific duties and powers shall be determined from time to time by Employer's Board of Directors. Employee shall perform perform and discharge such duties well and faithfully. Employee shall be subject to the supervision and direction of Employer's Board of Directors and its Chairman.

2.2 Full Time Employment. Employee shall devote his entire productive time, ability, and attention to the business of Employer during the Term. Except for services provided to affiliates of Employer, during the Term, Employee shall not, directly or indirectly, render any services of a business, commercial or professional nature to any other person, corporation, firm or organization, whether for compensation or otherwise, without the prior written consent of Employer. Employee hereby represents and warrants to Employer that the execution and performance of Employee's duties under this Agreement do not and will not conflict with or result in a breach of or a default under any agreement, contract, or instrument to which Employee is a party or by which Employee is bound.

ARTICLE III

COMPENSATION AND BENEFITS

3.1 Base Salary. As partial compensation for services rendered and Employee's covenants and agreements under this Agreement, Employee shall be entitled to receive from Employer a base salary, initially set at $150,000 per year, payable in twenty-four equal semi-monthly installments for each year during the Term. The salary of Employee may be adjusted from time to time at the sole discretion of Employer's Board of Directors but shall not be decreased below $150,000 without Employee's consent.

3.2 Performance Bonus. In addition to the compensation specified in Section 3.1, Employee shall also be entitled to receive from Employer for each twelve-month Bonus Period, as defined below, an additional amount (the "Performance Bonus") equal to five percent (5%) of Employer's net pre-tax earnings ("NPTE") for the Bonus Period provided that Employer has achieved a return on investment ("ROI") during the Bonus Period at least equal to 15.0%, 16.5% or 18.0% in the first, second or third Bonus Periods, respectively; provided, however, that in the event Employee is employed by Employer for less than all of any Bonus Period, the Employee's Performance Bonus for such partial Bonus Period shall be determined by multiplying the amount calculated pursuant to the previous sentence by a fraction, the numerator of which shall be the number of days in the Bonus Period during which Employee was employed by Employer, and the denominator of which shall be the total number of days in the Bonus Period. Any Performance Bonus payable with respect to a partial Bonus Period shall be paid within 90 days after the end of each fiscal year. The "Bonus Period" shall mean each of the three twelve-month periods commencing June 1, 1997, and the first and second anniversaries of such date. NPTE shall equal Employer's consolidated net income for the Bonus Period, prior to the deduction therefrom of any income tax expense, but after application thereto of any monitoring or administrative fees chargeable to the Subsidiary by any other company, including, but not limited to, Seal Holdings Corporation (the "Parent"). The above notwithstanding, in calculating NPTE, there shall be excluded from the gross revenues of Employer the full amount of any consideration received by Employer in any Special Event, as defined in Section 3.C, below. The ROI for any Bonus Period shall equal that percentage of the shareholders' equity of Employer on the last day of the Bonus Period shall equal that percentage of the shareholders' equity of Employer on the last day of the Bonus Period which is equal to the NPTE of Employer for that Bonus Period less (i) any and all income taxes paid or payable by the Company or the Parent with respect to such earnings and (ii) the sum of the Performance Bonuses payable with respect to the Bonus Period hereunder and pursuant to that Employment Agreement dated June 1, 1997, between Employer and Louis C. Morgenier III.

3.3 Special Event Bonus. In addition to the compensation specified in Sections 3.1 and 3.2, Employee shall also be entitled to receive from Employer an additional amount (the "Special Event Bonus") in the event of the occurrence of any "Special Event," as defined below. "Special Event" means the sale by Employer of a network of multi-disciplinary primary care clinics or any group of such networks. Upon the occurrence of any Special Event, Employee shall receive a Special Event Bonus equal to twenty percent (20%) of the gross proceeds of the Special Event, which shall be payable in cash, except that Employer may, in its discretion, pay up to forty percent (40%) of any Special Event Bonus in the Class A Common Stock of the Parent, which shall be valued for the purposes of such payment at the average bid price of such stock in the market over the ten business days immediately preceding the date of the Special Event. The Special Event Bonus payable with respect to any Special Event shall be paid within ninety (90) days after the occurrence of the Special Event, except that any portion of the Special Event Bonus based upon any amounts received by Employer on a deferred basis may be similarly deferred by Employer, provided that such deferred payments shall be made no later than ninety (90) days after the receipt by Employer of such deferred consideration. In the event that any Special Event involves the receipt by the Company of consideration other than cash, the Special
Event Bonus shall be calculated based upon the fair market value of the consideration received, as determined by the Board of Directors of Employer.

3.4 Incentive Stock Options. Simultaneously with the execution of this Agreement, Employer shall grant to Employee an incentive stock option to purchase up to ten thousand (10,000) shares of the common stock of Employer on such terms and conditions as shall be approved by Employer's Board of Directors.

3.5 Securities Law Compliance. Employee recognizes that the stock options provided for in Section 3.4, above, any shares of the common stock of the Company issuable thereunder and any shares of the Class A Common Stock of the Parent issued pursuant to Section 3.3, above, will be granted or issued to Employee without registration under the Securities Act of 1933 (the "Act") or any qualification under any applicable state "blue sky laws" and are subject to significant restrictions upon resale. Employee recognizes that the stock option agreement to be entered into by the parties pursuant to such options or pursuant to Section 3.4 and all certificates representing securities issued to Employee pursuant to such options or pursuant to Section 3.3 shall bear legends reflecting the restrictions upon transferability of such securities resulting from applicable securities law. As a condition to his receipt of any such securities, Employee shall execute a letter of investment intent in a form reasonably satisfactory to Employer.

3.6 Other Benefits. During the period of his employment hereunder, Employee shall also be entitled to receive all other benefits of employment which are, and which may be in the future, generally available to members of Employer's management, and, specifically, an allowance for the use of an automobile as provided from time to time by action of the Board of Directors of Employer, as well as, without limitation, group health and life insurance benefits, participation in any company pension plan, and paid vacation consistent with the vacation policies of Employer. The above notwithstanding, in view of the benefits expressly granted to Employee hereunder, Employee shall not be entitled to participate in any benefit plans of Employer or any of its affiliates which provide for cash bonuses, stock bonuses, stock options or similar cash or equity incentives.

3.7 Expenses. Employer, in accordance with the rules and regulations that Employer may issue and revise from time to time, shall reimburse Employee for business expenses directly and reasonably incurred in the performance of his duties.

ARTICLE IV
TERMINATION

This Agreement shall terminate prior to the expiration of its Term upon the occurrence of any of the following events:

4.1 Disability. In the event that Employee is unable fully to perform his duties and responsibilities hereunder to the full extent required by the Board of Directors of Employer by reason of illness, injury or incapacity for ninety (90) consecutive calendar days, during which time Employee shall continue to be compensated as provided in Section 3.1 hereof (but not Section
3.2 or Section 3.3), this Agreement may be terminated by Employer, and Employer shall have no further liability or obligation to Employee for compensation hereunder; provided, however, that Employee will be entitled to receive the payments prescribed under any disability benefits plan in which Employee was participating, and Employee shall continue to be bound by Article V. In the event of any dispute between Employer and Employee under this Section 4.A as to whether Employee's employment may be terminated under this Section, Employee shall submit to a physical examination by a licensed physician selected by Employer, and the determination of such physician shall be binding on the parties.

4.2 Death. In the event that Employee dies during the Term, Employer shall pay to his executors, legal representatives or administrators an amount equal to the installment of Employee's compensation set forth in Sections 3.1, 3.2 and 3.3 hereof for the month in which Employee dies, and thereafter Employer shall have no further liability or obligation hereunder to Employee's executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through Employee; provided, however, that Employee's executors, legal representatives and administrators will be entitled to receive and disburse to the proper persons the payments prescribed under any death or disability benefits plan in which Employee was participating.

4.3 Cause. Nothing in this Agreement shall be construed to prevent the termination of this Agreement by Employer for "cause." For purposes of this Agreement, "cause" shall mean (i) Employee's failure to perform or observe (other than by reason of illness, injury or incapacity) any of the terms or provisions of this Agreement, including the failure of Employee to follow the directions of the Board of Directors of Employer or the Chairman of Employer,
(ii) dishonesty, misconduct or action on the part of Employee that is or is reasonably likely to be materially damaging or detrimental to the business of the Employer, (iii) conviction of a felony, or of any misdemeanor involving moral turpitude, (iv) insobriety or drug addition that is materially affecting or is likely materially to affect Employee's ability to perform the services required of him hereunder, or (v) misappropriation of funds. Subject to applicable cure periods as set out in the next sentence, Employee's employment may be terminated for cause at any time. Prior to terminating this Agreement on account of a cause described in clause (i) above (but not for any of the enumerated "causes"), Employer shall give Employee thirty
(30) days' written notice and an opportunity to cure such failure to the satisfaction of Employer. Upon termination for cause, Employer shall pay to Employee all sums due to Employee through the date of such termination. Following a termination for cause and payment of the amounts required under this Section, Employer shall have no further duty or obligation to Employee; provided, however, that Employee shall continue to be bound by Article V.

4.4 Termination Upon Lack of Positive Cash Flow. Employee and Employer recognize that Employer is embarking on a business venture with significant risks of business failure. If, after the first twelve (12) months of the Term, Employer has not achieved positive cash flow, as defined below, Employee's employment hereunder shall terminate on June 1, 1998, and Employer shall pay to Employee all sums due to Employee through such date. Following such a termination and payment of the amounts required under this Section, Employer shall have no further duty or obligation to Employee; provided, however, that Employee shall continue to be bound by Article V. Employer shall be deemed not to have achieved positive cash flow after the first twelve (12) months of the Term if Employer fails to generate cash collections in excess of cash disbursements during each of the months of April and May of 1998.

4.5 Termination Without Cause. Employer may terminate Employee's employment hereunder pursuant to this Section 4.5 at any time upon thirty
(30) days' prior written notice of termination; provided that Employer shall pay to Employee all sums due to Employee hereunder through the date of termination and, in addition, severance compensation in the amount of $150,000. Following such a termination and the payment of the amounts required under this Section, Employer shall have no further duty or obligation to Employee; provided, however, that Employee shall continue to be bound by Article V.

4.6 Initial Public Offering. In the event Employer effects an underwritten public offering of its securities pursuant to a registration statement filed under the Act (a "Public Offering"), the stock options provided for in
Section 3.4, above, shall, by their terms, become immediately exercisable by Employee, subject to any further terms and conditions contained in the agreements embodying such incentive stock options or in the stock option plan pursuant to which they are granted. This Agreement shall continue in full force and effect notwithstanding any such Public Offering and, to the extent deemed appropriate by Employer's Board of Directors, Employee shall be granted such further stock options and benefits as are appropriate to reflect the status of Employee as an Employee of a public company.

4.7 Change in Control. Upon the occurrence of a "Change in Control" of Employer, as defined below, Employee shall be entitled to terminate his employment hereunder, whereupon Employer shall be obligated to pay to Employee a lump sum equal to $150,000 together with any and all other sums due Employee hereunder through the date of the termination. Following such a termination and payment of the amounts required under this section, Employer shall have no further duty or obligation to Employee; provided, however, that Employee shall continue to be bound by Article V. The term "Change in Control" shall mean the occurrence at any time during the term of the Agreement of any of the following events: (i) Employer is merged, consolidated or reorganized into or with another corporation or other legal person and as a result of such merger, consolidation or reorganization less than fifty-one percent (51%) of the combined voting power of the then-outstanding securities of such corporation or persons immediately after such transaction are held in the aggregate by holders of voting securities of Employer immediately prior to such transaction; (ii) Employer sells all or substantially all of its assets to any other corporation or other legal person less than fifty-one percent (51%) of the combined voting power of the then-outstanding voting securities of which are held in the aggregate by holders of the voting securities of Employer immediately prior to such sale; or (iii) More than fifty percent (50%) of the voting securities of Employer are held by persons other than the Parent, Employee and Cuden; provided, however, that no Public Offering shall be deemed to be a Change in Control, no transaction provided for an items (i) through (iii), above, which occurs after a Public Offering shall be deemed to be a Change in Control, and the provisions of this Section 4.G shall terminate upon a Public Offering.


ARTICLE V

PROPERTY RIGHTS


5.1 Non-Competition. During the Term and for a twelve month period following the termination of his employment under this Agreement, Employee shall not, directly or indirectly, either as an employee, employer, consultant, agent, lender, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in the health care business or any business that is in competition with the business of Employer in any state in which Employer has established a commercial relationship, except as approved in writing by Employer. For the purposes of this Section 5.A, the business of Employer shall include any business in which Employer has engaged or has taken substantial steps to enter as of the date of the termination of Employee's employment hereunder.

5.2 Solicitation. For a twelve month period following the termination of his employment under this Agreement, Employee shall not, directly or indirectly, call on or solicit, any person, firm, corporation or other entity who or which during the Term was or had been a customer, referral source, supplier, or employee of the Employer.

5.3 Confidential Information. Employee will not, during the Term of or after the termination of his employment under this Agreement, disclose any confidential information of Employer to any person or entity for any reason whatsoever, nor shall Employee make use of any such confidential information for his own purposes or for the benefit of any person or entity (except Employer) under any circumstances during the Term, or after the termination, of this Agreement. Employee agrees that, upon termination of his employment under this Agreement or on demand of Employer, he shall immediately deliver any such printed or written material and copies thereof to Employer.

5.4 Reasonableness of Restrictions. Employee agrees that (a) the covenants contained in Sections 5.1, 5.2 and 5.3 hereof are necessary for the protection of Employer's business goodwill and trade secrets, (b) a portion of the compensation paid to Employee under this Agreement is paid in consideration of the covenants herein contained, the sufficiency of which consideration is hereby acknowledged, (c) Employee is not, and under this Agreement, will not be engaged in a common calling, and (d) if the scope of any restriction contained in Sections 5.1, 5.2, or 5.3 is too broad to permit enforcement of such restriction to its full extent, then such restriction shall be enforced to the maximum extent permitted by law, and the parties hereto hereby consent that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction. The existence of any claim or cause of action of Employee against Employer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Employer of these convenants.

5.5 Enforcement. Employee acknowledges that the restrictions contained in Sections 5.1, 5.2, and 5.3 hereof are reasonable and necessary to protect the legitimate interests of Employer and its affiliates, that Employer would not have entered into this Agreement in the absence of such restrictions, and that any violation of any provision of those Sections will result in irreparable injury to Employer. Employee also acknowledges that Employer shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any such violation, which rights shall be cumulative and in addition to any other rights or remedies to which Employer may be entitled.

5.6 Copy of Covenants. Until the expiration of the applicable restrictions, Employee will provide, and Employer similarly may provide, a copy of the covenants contained in Sections 5.1, 5.2 and 5.4 of this Agreement to any business or enterprise which Employee may directly or indirectly own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing, or control of, or serve as an officer, director, employee, partner, principal, agent, representative, consultant, lender or otherwise, or with which he may use his name or permit his name to be used.

ARTICLE VI

GENERAL PROVISIONS

6.1 Arbitration. If a dispute or claim shall arise with respect to any of the terms or provisions of this Agreement, or with respect to the performance of either of the parties under this Agreement, either party may require that the dispute be submitted for arbitration under the Commercial Arbitration Rules of the American Arbitration Association. Each party shall bear one-half (1/2) of the cost of any such proceedings, including the payment of the arbitrator's fees. The arbitration shall be conducted before a single arbitrator in Palm Beach County, Florida. The written decision of the arbitrator shall be binding and conclusive upon the parties. Judgment may be entered upon any such award in any court having jurisdiction thereof.

6.2 Notices. Any notices to be given hereunder by either party to the other may be effected either by personal delivery in writing or by mail, registered or certified, postage prepaid with return receipt requested:

If to Employer:

Primary Care Medical Centers of America, Inc.
125 Worth Avenue, Suite 314
Palm Beach, Florida 33480

with a copy to:

Bronson, Bronson & McKinnon LLP
505 Montgomery Street
San Francisco, California 94111-2514
Attention:  Richard P. Walker, Esq.

If to Employee:

Louis C. Morgenier III
Palm Beach Polo
2864C Winding Oak Lane
Wellington, Florida 33414

Mailed notices shall be addressed to the parties at the addresses set forth above, but each party may change his address by written notice in accordance with this Section 6.2. Notices delivered personally shall be deemed communicated as of the date of actual receipt; mailed notices shall be deemed communicated as of ten (10) days after mailing.

6.3 Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Employee by Employer, and contains all of the covenants and agreements between the parties with respect to such employment.

6.4 Headings. The headings or titles to sections in this Agreement are intended solely for convenience, and no provision of this Agreement is to be construed by reference to the heading of title of any section.

6.5 Certain Acknowledgments. Employee by his execution and delivery of this Agreement represents to Employer as follows:

1. That Employee has been advised by Employer to have this Agreement reviewed by an attorney representing Employee, and Employee has either had this Agreement reviewed by an attorney or has chosen not to have this Agreement reviewed because Employee, after reading the entire Agreement, fully and completely understands each provision and has determined not to obtain the services of an attorney.

2. Employee either on his own or with the assistance and advice of his attorney has in particular reviewed Article V and understands and accepts that the restrictions imposed on Employee by Article V are reasonable and necessary for the protection of the property rights of Employer.

6.6 Amendment or Modification; Waiver. No provision of this Agreement may be amended, modified or waived unless such amendment, modification or waiver is authorized by the Board of Directors of Employer and is agreed to in writing, signed by Employee and by an officer of Employer (other than Employee) thereunto duly authorized. Except as otherwise specifically provided in this Agreement, no waiver by either party of any breach by the other party of any provision of this Agreement shall be deemed a waiver of a similar or disimilar provision at the same or at any prior or subsequent time; not shall the receipt or acceptance of Employee's continuing services be deemed a waiver of any provision hereof.

6.7 Assignability. Employee shall not assign, pledge or encumber any interest in this Agreement or any part thereof without the express written consent of Employer, this Agreement being personal to Employee. This Agreement shall not be assignable by Employer without the written consent of Employee, except that Employer may assign this Agreement without obtaining Employee's consent either to the Staffing Subsidiary or to the successor to Employer resulting from any transaction in which Employer shall merge or consolidate with or into, or transfer substantially all of its assto, another person or entity.

6.8 Governing Law. This Agreement shall in all respects be interpreted, construed and governed by and in accordance with the internal substantive law of the State of Florida.

I. Severability. Each provision of this Agreement constitutes a separate and distinct undertaking, covenant and/or provision. In the event that any provision shall be determined to be unlawful, such provision shall be deemed severed from this Agreement, but every other provision shall remain in full force and effect, and in substitution for any such provision held unlawful, there shall be substituted a provision of similar import reflecting the original intent of the parties to the extent permissible under law.

EXECUTED as of the day and year first above written.
EMPLOYER:
PRIMARY CARE MEDICAL CENTERS
OF AMERICA, INC.

By:     /s/Thomas M. Ferguson
Name:      Thomas M. Ferguson
Title:     Chairman


EMPLOYEE:
       /s/ Louis C. Morgenier III

Louis C. Morgenier III